CONTACT:

Haley Jones

Investor Relations Manager

+1.414.906.6804

haley.jones@manpowergroup.com

ManpowerGroup Declares $0.72 Dividend

MILWAUKEE, WI (May 8, 2026) – The Board of Directors of ManpowerGroup (NYSE: MAN) has declared a semi-annual dividend of $0.72 per share, payable on June 15, 2026 to shareholders of record as of the close of business on June 1, 2026.

Additional financial information about ManpowerGroup, including stock history and annual shareholder reports, can be found at http://investor.manpowergroup.com.

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ABOUT MANPOWERGROUP

ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing, and managing the talent that enables them to win. We develop innovative solutions for hundreds of thousands of organizations every year, providing them with skilled talent while finding meaningful, sustainable employment for millions of people across a wide range of industries and skills. Our expert family of brands – Manpower, Experis, and Talent Solutions – creates substantially more value for candidates and clients across more than 70 countries and territories and has done so for more than 75 years. We are recognized consistently for our diversity – as a best place to work for Women, Inclusion, Equality, and Disability, and in 2026 ManpowerGroup was named one of the World’s Most Ethical Companies for the 17th time – all confirming our position as the brand of choice for in-demand talent.